Exhibit 11


                         THERMO INSTRUMENT SYSTEMS INC.

                        COMPUTATION OF EARNINGS PER SHARE



                                            1995         1994         1993
                                        -----------  -----------  -----------
   Computation of Fully
     Diluted Earnings per Share
     from Continuing Operations:

   Income:
     Income from continuing operations  $79,304,000  $58,261,000  $42,793,000

     Add: Convertible obligation
          interest, net of tax            5,729,000    6,315,000    4,016,000
                                        -----------  -----------  -----------
     Income from continuing operations
       applicable to common stock
       assuming full dilution (a)       $85,033,000  $64,576,000  $46,809,000
                                        -----------  -----------  -----------

   Shares:
     Weighted average shares
       outstanding                       90,577,966   88,173,053   84,205,613

     Add: Shares issuable from
          assumed conversion of
          convertible obligations        15,503,734   17,539,251   12,355,881

          Shares issuable from
          assumed exercise of
          options (as determined
          by the application of
          the treasury stock method)        870,643      410,542      685,021
                                        -----------  -----------  -----------
     Weighted average shares
       outstanding, as adjusted (b)     106,952,343  106,122,846   97,246,515
                                        -----------  -----------  -----------
   Fully Diluted Earnings per Share
     from Continuing Operations
     (a) / (b)                          $       .80  $       .61  $       .48
                                        ===========  ===========  ===========
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                                                                    Exhibit 11

                         THERMO INSTRUMENT SYSTEMS INC.

                  COMPUTATION OF EARNINGS PER SHARE (continued)


                                            1995         1994         1993
                                        -----------  -----------  -----------
   Computation of Fully
     Diluted Earnings per Share:

   Income:
     Net income                         $79,306,000  $60,220,000  $44,764,000

     Add: Convertible obligation
          interest, net of tax            5,729,000    6,315,000    4,016,000
                                        -----------  -----------  -----------
     Income applicable to common stock
       assuming full dilution (a)       $85,035,000  $66,535,000  $48,780,000
                                        -----------  -----------  -----------

   Shares:
     Weighted average shares
       outstanding                       90,577,966   88,173,053   84,205,613

     Add: Shares issuable from
          assumed conversion of
          convertible obligations        15,503,734   17,539,251   12,355,881

          Shares issuable from
          assumed exercise of
          options (as determined
          by the application of
          the treasury stock method)        870,643      410,542      685,021
                                        -----------  -----------  -----------
     Weighted average shares
       outstanding, as adjusted (b)     106,952,343  106,122,846   97,246,515
                                        -----------  -----------  -----------
   Fully Diluted Earnings per Share
     (a) / (b)                          $       .80  $       .63  $       .50
                                        ===========  ===========  ===========